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FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                               PRESS CONTACT:
Angela Tandy                                                      Chris Roeckl
Manager, Investor Relations                             Director of Marketing
Visual Networks, Inc.                                    Visual Networks, Inc.
301-296-2394                                                      408-616-6284
atandy@visualnetworks.com                               croeckl@inversenet.com

                      VISUAL NETWORKS COMPLETES MERGER WITH
                           INVERSE NETWORK TECHNOLOGY

ROCKVILLE, MD - OCTOBER 1, 1999 - Visual Networks(R), Inc. (NASDAQ: VNWK), the leading provider of reliability solutions for the Internet and corporate IP Networks, today announced that it has completed its merger with privately-held Inverse Network Technology.

Under terms of the transaction announced on September 15, 1999, Visual Networks completed its merger with Inverse Network Technology for 4.1 million shares of Visual Networks' common stock. Based on the September 30, 1999 closing price of Visual Networks' common stock, the transaction is valued at approximately $192 million. The transaction is being accounted for as a pooling of interests and is structured as a tax-free reorganization. As a result of the merger, Visual Networks will recognize a one-time charge of approximately $10 million for the quarter ended September 1999.

Based in Sunnyvale, California, Inverse Network Technology is the leading provider of software solutions and measurement services that allow service providers and their business customers to manage service quality for IP/Internet services such as remote access outsourcing, virtual private networks (VPNs) and electronic commerce.

ABOUT VISUAL NETWORKS

Visual Networks, Inc. (NASDAQ: VNWK) is the clear market leader in providing WAN service management solutions for new world networks. The company provides reliable network infrastructure for the Internet and IP corporate networks whether they are running on frame relay, ATM, IP VPN, or any other transport technologies. Utilizing Visual Networks systems such as Visual UpTime(R) and IP InSight(TM), service providers and their subscribers can increase network reliability, dramatically reduce operational expenses, and lower their customers total cost of ownership. Visual Networks is headquartered in Rockville, Maryland, with sales offices nationwide.

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VISUAL NETWORKS COMPLETES INVERSE NETWORK TECHNOLOGY MERGER
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For more information about Visual Networks, contact Visual Networks, Inc., 2092
Gaither Road, Rockville, Maryland 20850, at (800) 240-4010, or via the World Wide Web at http://www.visualnetworks.com

This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Visual Networks assumes no obligations to update the information contained in this press release. Visual Networks' future results may be impacted by its ability to implement its provider deployment model, its lengthy sales cycle, dependence on its major customers, risks associated with rapid technological change and the emerging services market, potential fluctuations in its quarterly operating results, its dependence on sole and limited source suppliers and fluctuations in component pricing and its dependence on key employees. Visual Networks' future results may be impacted by other risk factors listed from time to time in its SEC reports, including, but not limited to, the Company's Registration Statement on Form S-3 dated March 2, 1999, its Annual Report on Form 10K and its Quarterly Report on Form 10-Q.

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